Exhibit 10(h)(x)

2002
IDACORP Energy L.P. ("Company")
Incentive Plan

PLAN PURPOSE

The purpose of the Incentive Plan (Plan) is to:

Increase the value generated by its employees.

Provide a vehicle to hire and retain the best people.

Provide competitive levels of compensation based on performance, rather than seniority or entitlement.

Promote and reward teamwork and business referrals.

Provide the opportunity of reward directly tied to contributions toward sustainable profitability of the Company

EFFECTIVE DATE

The Plan will be effective January 1, 2002 through December 31, 2002. The Plan will be reviewed annually by the General Partner and may be amended or discontinued at any time.  The Plan supersedes and replaces all prior incentive plans or arrangements covering participants in this Plan.

PLAN ADMINISTRATION

The Plan will be administered by the President of IDACORP Energy. The Plan Administrator has the right to interpret or apply provisions of the plan.  The Plan Administrator reserves the right to change or amend the Plan in part or as a whole at any time and has the right to adjust any payment resulting from extraordinary circumstances not contemplated in the intent of the Plan.

ELIGIBILITY

Eligibility is at the discretion of the Plan Administrator. Eligible participants of the Plan will be notified at the beginning of each year, or as appropriate throughout the year for new Plan participants.  Participants not receiving an acceptable performance rating may be excluded from the Plan for any designated period at the discretion of the Plan Administrator and immediate supervisor.

INCENTIVE POOL CALCULATION

The incentive pool will equal:

Fifteen percent of Earnings Before Taxes, and Incentive Payments exclusive of the earnings contribution of the Southwest Gas Group. The Southwest Gas Group incentive pool will equal fifteen percent of the Earnings Before Taxes, and Incentive Payments contribution by that Group.   As the company invests in assets, future pool percentages may be adjusted to stay in keeping with industry averages.

The following will be used as a guide to the order of allocation of the pool to Non-Commercial, Executive, Commercial Groups and non-plan participants.  Final allocation will be at the discretion of the Plan Administrator.

1.      Non-commercial pool = 7 percent of the incentive pool.

2.      Commercial & Executive pool = The remaining 93 percent of the pool will be allocated between the Executive Pool and the Commercial Pool at the discretion of the Plan Administrator.

3.      Allocations may be made out of the pool prior to distribution between the groups to non-plan participants at the discretion of the Plan Administrator.

Definitions Used in Incentive Calculation:

Commercial Pool:  Commodity Services Group
Executive Pool:  The President and all Officers of the Company reporting directly to the President
Non-Commercial Pool:  Employees of the Marketing Communications, Legal,Finance, Risk Management, Energy Services & Administration Groups not covered in the Commercial or Executive Pools.
Southwest Gas Group: The entire gas trading group located in Houston, Texas

INDIVIDUAL DISTRIBUTION

Individual payouts will be based upon:

Individual performance measured against pre-established competencies and performance goals and,

Relative ranking within the respective pools as described in the following section.

Distribution Based Upon Ranking

Incentive funds will be individually allocated taking into account the following preferred relative ranking distribution of employees' performance within each group. While the groups may not adhere exactly to the preferred distribution, they will exercise informed discretion in the individual categories and meet a distribution that reflects their groups' overall effectiveness and need for improvement:

5%	Superior
30%	Excellent
30%	Strong
25%	Satisfactory
10%	Need Improvement (refers to normal learning curve progress,
NOT performance problems)

INCENTIVE PAYMENTS

Incentive awards will be paid on the second pay period in February following the end of the plan year.

No incentive will be paid to a participant who terminates employment with the Company prior to December 31, 2002, other than those retire from the Company, die, or become disabled during the Plan year.  In the event of retirement under the stated conditions, death, or disability, incentive payment will be pro-rated based upon months actually worked during the Plan year as interpreted by the Plan Administrator. Incentive payments for employees who become eligible during the Plan year will be pro-rated based upon months actually worked during the Plan year as interpreted by the Plan Administrator.

Incentive compensation will be subject to the same withholding taxes as regular pay.  Incentive compensation will not be considered in the calculation of benefits, with the exception of the Idaho Power Company Retirement Plan, and the Idaho Power Company Employee Savings Plan up to the limits prescribed by law.

INCENTIVE DISTRIBUTION OUTSIDE IDACORP ENERGY L.P.

The Plan Administrator has the authority to pay discretionary bonuses to those not employed within IDACORP Energy L.P., but who are deemed by the Plan Administrator to have made a significant contribution to the financial success of the company.  Funding for these bonuses will also be from the pool as described above and deducted from the pool prior to calculating the allocation between Commercial, Executive and Non-Commercial Pools.

PLAN IS NOT A CONTRACT

No portion of the Plan is to be construed as a contract for compensation purposes or for continued employment with Company or its subsidiaries.